BARZEL INDUSTRIES INC. RECEIVES NASDAQ DEFICIENCY LETTER

Norwood, MA (July 28, 2009) – Barzel Industries Inc. (NASDAQ: TPUT, TPUTW) (“Barzel” or the “Company”) today announced that it had received a deficiency letter (the “Letter”) from Nasdaq on July 22, 2009 stating that the Company is not in compliance with Nasdaq Rule 5550(b)(1) for continued listing of its common stock and warrants on the Nasdaq Capital Market.  Nasdaq Listing Rule 5550(b) requires companies whose securities are listed on the Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders’ equity or to have had a minimum of $500,000 of net income for the most recently completed fiscal year (or 2 of the last 3 years) or to have a minimum of $35,000,000 of market value of listed securities.  The Company has not been in compliance with the second and third minimum requirements and, at the end of the second fiscal quarter, the Company’s stockholder equity, as reported in its Quarterly Report on Form 10-Q for that quarter filed on July 20, 2009, decreased to less than $2,500,000.  Accordingly, the Company no longer meets any of the three alternative minimum requirements under such Rule for continued listing.

On August 3, 2009, Nasdaq will reinstate Nasdaq Listing Rule 5550(a)(2) that provides that a company does not qualify for continued listing of its securities if the minimum bid price is less than $1.00 for more than 30 days.  On July 24, 2009, the closing price of the Company’s common stock was $0.23 and the closing price of the Company’s warrants was $.03.  The Company does not expect that it will come into compliance with such Rule within 30 days after reinstatement thereof.

Under Nasdaq rules, the Company has 15 calendar days (expiring on August 6, 2009) to submit a plan to Nasdaq to regain compliance with the continued listing standards.  If such plan is accepted, Nasdaq may grant an extension of up to 105 calendar days from the date of the Letter for the Company to provide evidence of compliance.  If the Company does not submit a plan or the plan submitted is not accepted, the Company’s securities would be delisted shortly after the expiration of such 15-day period.

The Company has obtained a deferral to October 13, 2009 of payment of interest on its 11.5% Senior Secured Notes due 2015 in the aggregate principal amount of $315 million.  Under the deferral agreement, the Company agreed to use its best efforts to consummate a debt and/or equity recapitalization or restructuring, a debt refinancing, a capital raising transaction, or a sale of its equity securities or its assets.   The Company has retained an independent third party investment banker to assist in connection therewith.   The Company has determined that it is in the best interests of the corporation to devote its full management resources to completing such a transaction.  Accordingly, the Company has also determined that, in light of the current trading price of the common stock and its expectation that such price will not be in compliance with the minimum bid price upon the reinstatement of Rule 5550(a)(2), the commitment of management resources to complete a transaction within the same time period allowable to implement such a compliance plan, other commitments on management resources, and other factors, the Company will not submit a plan to Nasdaq to regain compliance with the continued listing standards.

Upon delisting from the Nasdaq Capital Market, the Company’s common stock and warrants may become eligible for quotation on the Over-the-Counter Bulletin Board (“OTCBB”) or the Pink Sheets.  The Company does not expect to devote significant resources to securing such eligibility.  Securities quoted on the OTCBB or the Pink Sheets are not considered to be traded on a national stock exchange.

More About Barzel Industries Inc.

Headquartered in Norwood, Massachusetts, with an operational hub in Mississauga, Ontario, we operate a network of  15 manufacturing, processing and distribution facilities in the United States and Canada. Through an innovative management system that includes close statistical monitoring and analysis of our plant capabilities, we service our customers with speed, quality and reliability.  With a long tradition of quality service, we offer a wide range of metal solutions to a variety of industries, from construction and industrial manufacturing to transportation, infrastructure development and mining.  Our systemic approach has enabled us to become a well-diversified, multi-process provider of value-added services. We believe we are one of only two independent continuous process picklers in Canada.

For additional information on Barzel, visit its website at http://www.barzel.com.

Forward-Looking Statements

This press release and any related calls or discussions may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Barzel. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Barzel’s management, are subject to risks and uncertainties (including those described in Barzel’s public filings with the Securities and Exchange Commission), which could cause actual results, events and circumstances to differ materially from the forward-looking statements.  The following factors, among others, could cause actual results, events and circumstances to differ from those set forth in the forward-looking statements: changes in generally accepted accounting principles; failure of Barzel to continue to comply with government regulations; adoption of or changes in legislation or regulatory environments or requirements adversely affecting Barzel’s businesses; changes in the financial stability of major customers of Barzel or in demand for its products and services; the failure to achieve the benefits anticipated from the recently completed transactions; competition; changes in general economic conditions; geopolitical events, and other risks and uncertainties, as well as future decisions by the parties. The information set forth herein should be read in light of such risks.  In some cases, one can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions.  The reader is cautioned not to rely on these forward-looking statements.  Barzel disclaims any obligation to update these forward-looking statements.

Contact:
Barzel Industries Inc.
Karen G. Narwold, Esq.
Vice President, Strategic Counsel
Office: (781) 619-1450
Cell: (917) 207-7924